Exhibit 99.1

NEWS RELEASE	Contact: Tim T. Esaki (808) 665-5480 tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2018 RESULTS

KAPALUA RESORT, Hawaii, April 25, 2018 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.0 million, or $(0.05) per share, for the first quarter of 2018, compared to net income of $5.8 million, or $0.31 per share, for the first quarter of 2017. The Company reported revenues of $2.5 million and $9.7 million during the first quarters of 2018 and 2017, respectively.

The Company did not have any sales of real estate assets during the first quarter of 2018. In February 2017, the Company sold the 15-acre Kapalua Golf Academy three-hole practice course for $7.0 million, which resulted in a gain of approximately $6.4 million.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 1st quarter 2018 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$36	$7,139
Leasing	1,495	1,586
Utilities	704	676
Resort amenities and other	307	282
Total operating revenues	2,542	9,683

OPERATING COSTS AND EXPENSES
Real estate	66	736
Leasing	578	469
Utilities	521	553
Resort amenities and other	353	333
General and administrative	831	489
Share-based compensation	579	559
Depreciation	439	416
Total operating costs and expenses	3,367	3,555

OPERATING INCOME (LOSS)	(825)	6,128
Pension and other post-retirement expenses	(102)	(202)
Interest expense	(37)	(94)
NET INCOME (LOSS)	$(964)	$5,832
Pension, net of income taxes of $0	185	204
COMPREHENSIVE INCOME (LOSS)	$(779)	$6,036

NET INCOME (LOSS) PER COMMON SHARE --BASIC AND DILUTED	$(0.05)	$0.31